Exhibit 99.1

Sino Agro Food, Inc. to Become Among Largest Recirculating Aquaculture System Developer in China.

GUANGZHOU, China, September 30, 2011 —Sino Agro Food, Inc. (OTC Markets: SIAF.PK), an emerging integrated, diversified agriculture technology and organic food company with subsidiaries operating in China, is pleased to announce that it has become among the largest developer of modern Recirculating Aquaculture Systems (“RAS”) in China based on completed and pending projects.

On its website, the Company has released a new video documentary showcasing its current operations and construction. This documentary can be viewed by way of the following URL:

http://www.sinoagrofood.com/?q=content/investor-relations

Construction on the Company’s first RAS facility was completed in late 2010 and stocking operations commenced in early 2011. To date, 12 out of 16 grow tanks are in full operation. The current stocked fish should begin to reach marketable size of an estimated 500 grams per fish on or before October 30, 2011.

The Company has also recently started construction on a second facility which will be the first commercial scale RAS prawn farm in China. The new facility is a few kilometers away from its first location in Enping, China. When completed, the new farm is expected to produce some 500 metric tons of prawns per year. Pending government approvals and finalization of contracts, the Company currently has a single site, two module farm also planned to begin construction later this year adjacent to its contracted 100 acre open fish farm bringing the total number of “A Power” RAS modules to four.

The “A-Power” Technology Difference

A-Power Technology (“APT”) is an engineered, self-contained water treatment and re-circulating aquaculture system (“RAS”) for the growing of aquatic animals on a commercial scale. It mainly consists of the A-Power Grow Out Basin and the A-Power Treatment Stack equipment and operating techniques and procedures which Capital Award has established as essential or desirable for the establishment development and operation of the A-Power aquaculture system. In an APT designed fish growing system, fish produced are free from diseases commonly associated with other outdoor aquaculture methods. The system is fully integrated, automated and climate-controlled. With strict water quality management, APT fish growing system creates a stress-free environment for the fish. These ideal growing conditions enable improved productivity, mortality rates of less than 8% and feed-to-fish conversion ratio of 1:1 for pallet feed and 2:1 for non pallet feed. The system is housed on land in an enclosed environment under fully controlled conditions, and by avoiding contact with any outdoor contamination and using treated water; APT RAS produces healthy farmed fish guaranteed free of antibiotics and other pollutants.

It is an environmentally friendly system that recycles all water used in the farm. It enables the production and supply of fish in the vicinity of urban area all year round consistently. The RAS has been commercially applied in Europe and Australia for the past 30 years and APT has been commercially developed and used in Australia since 1998. However the RAS and APT are relatively new to the Asian countries including China.

ABOUT SINO AGRO FOOD, INC.

Sino Agro Food, Inc. (“SIAF”) (http://www.sinoagrofood.com) and (http://www.siafchina.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the Peoples Republic of China. The Company intends to focus on meeting the increasing demand of China’s rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of beef and lamb products, fish products, bio-organic fertilizer, stock feed and cash crops.

Not a Broker/Dealer or Financial Advisor:

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities:

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Sino Agro Food, Inc.
CEO Mr. Solomon Lee
Phone: 86-20-22057860
info@siafchina.com

Investor Relations (US and Europe)
Mr. Chad Sykes
Chad.Sykes@sinoagrofood.com